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ModusLink Global Solutions, Inc.

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On January 11, 2013, ModusLink Global Solutions, Inc. issued the news release attached hereto as Exhibit 1.

On January 11, 2013, Tech for Less LLC, which changed its name to ModusLink Recovery LLC on January 13, 2013 (“TFL”), a wholly-owned subsidiary of ModusLink Global Solutions, Inc. (the “Company”), sold substantially all of its assets (the “Disposition”) to Encore Holdings, LLC (“Encore”), pursuant to that certain Agreement for Purchase of Assets, dated as of January 11, 2013, by and among TFL, the Company and Encore (the “Purchase Agreement”). The consideration paid by Encore for the assets was $1,550,152, which consisted of a gross purchase price of $1,869,530 less certain adjustments.

On January 14, 2013, ModusLink Global Solutions, Inc. issued the news release attached hereto as Exhibit 2.

Important Additional Information

ModusLink, its directors and certain of its executive officers and employees are participants in a solicitation of proxies in connection with its 2012 annual meeting of stockholders (the “2012 Annual Meeting”). Important information concerning the identity and interests of these persons is available in ModusLink’s preliminary proxy statement filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2012, as amended on January 7, 2013. ModusLink plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the 2012 Annual Meeting. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement and ModusLink’s Annual Report on Form 10-K for the year ended July 31, 2012. To the extent holdings of ModusLink securities have changed since the amounts printed in the preliminary proxy statement for the 2011 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Copies of ModusLink’s preliminary proxy statement, any other relevant documents and other materials filed with the SEC concerning ModusLink, when filed, may be obtained free of charge at http://www.sec.gov and http://www.ir.moduslink.com. Stockholders should carefully read the proxy statement and the accompanying proxy card when they become available before making any voting decision.

1

Exhibit 1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS CONCLUDES RESTATEMENT PROCESS

Outlines additional turnaround actions

Announces intent to sell its Tech for Less business

Concludes strategic alternatives review process

Returns to current SEC reporting as required under NASDAQ listing rules

Reports financial results for third and fourth quarters of fiscal 2012 and first quarter of fiscal 2013

Conference call scheduled for 5:00 p.m. ET, Monday, January 14, 2013

WALTHAM, Mass., – Jan. 11, 2013 – ModusLink Global Solutions™ Inc. (NASDAQ: MLNK) today filed with the Securities and Exchange Commission (SEC) an annual report on Form 10-K for the fiscal year ended July 31, 2012, which includes a restatement of the Company’s financial statements for fiscal years 2009 through 2011 and unaudited selected financial data for fiscal years 2007 and 2008, as well as unaudited interim financial statements for the four fiscal quarters of each of 2010 and 2011, and the first two quarters of fiscal 2012. The Company also filed a Form 10-Q for the third quarter of fiscal 2012 ended April 30, 2012 and a Form 10-Q for the first quarter of fiscal 2013 ended October 31, 2012. With these filings, the Company has become current in its SEC reporting as required under NASDAQ Listing Rules.

Results of Restatement

The restated periods from fiscal 2007 through the first two quarters of fiscal 2012 include cumulative downward adjustments to revenue of $32.9 million, or 0.6% of restated aggregate revenue of $5.4 billion. These restated periods include cumulative downward adjustments to net income of $18.0 million on a restated aggregate net loss of $231.1 million, inclusive of $231.6 million of impairments related to goodwill and intangible assets. Details related to the restatement are contained in the Company’s Form 10-K for the fiscal year ended July 31, 2012, filed with the SEC earlier today.

“The restatement process took longer than we originally expected due to the volume of work involved and number of historical periods reviewed,” said Francis J. Jules, chairman of the board of directors of ModusLink Global Solutions. “We undertook a comprehensive process designed to ensure that our financial statements are accurate and are strengthening our financial controls to prevent this from reoccurring. We thank our shareholders for their patience as we worked to complete this necessary and extensive review.

“As we continue to navigate through a challenging business environment, management is focused on executing a turnaround plan to improve operational and financial results. Our actions are well underway and include reducing operating costs, increasing our focus on our core services, improving our balance sheet and appointing new leadership. While executing on our plan, we continue to provide the high level of service our clients have come to expect from us. We are confident that we have the right plan in place to improve results, and ModusLink remains committed to building long-term, sustainable value for our shareholders,” said Jules.

Executing on Additional Turnaround Actions

Following the conclusion of the restatement process, the management team is continuing to execute its turnaround plan to improve operational and financial results. Actions include:

•

Reducing operating costs – The Company plans to reduce total annualized employee costs by $20 million to $24 million, or by 13% to 16%, with the majority of the reductions being implemented in the first half of fiscal 2013. This includes actions taken in the first quarter of fiscal 2013, which have reduced total annualized employee costs by $7.3 million. In the full year fiscal 2013, the Company expects to record between $13 million and $16 million of restructuring costs associated with cost reduction actions.

As part of these cost reduction actions, ModusLink is consolidating its business unit structure and centralizing key functions. The Company has combined its Integrated Service Group, which includes Aftermarket Services and e-Business solutions, with its Supply Chain operations. This consolidation enables ModusLink to centralize key functions where such resources were previously organized regionally or for a specific facility. These actions are expected to result in improved efficiencies and cost reduction.

•

Increasing focus on core services – The Company is increasing its focus on its core global supply chain and logistics business. As part of this focus, ModusLink intends to sell its Tech for Less operations and is in advanced discussions with a third party regarding a transaction. The Company will continue to offer a strong remarketing capability to its clients through partnerships. Although the proceeds from a sale are not material to its cash position, ModusLink believes a sale would immediately improve the Company’s profitability. In fiscal 2012, the Tech for Less operations generated revenue of $25.9 million and an operating loss of $11.0 million.

•

Strengthening balance sheet – The Company is working to reduce operating expenses and working capital needs to improve cash flow, without compromising client service. In addition, during the first quarter of fiscal 2013, ModusLink took steps to support the Company’s financial flexibility and established an asset secured revolving credit facility, which replaced a credit facility that expired on October 31, 2012. At October 31, 2012, no debt was outstanding and the amount available under the new credit facility was approximately $36.0 million.

•

Appointing new leadership – The Company is at an advanced stage in its CEO search and expects to announce a new CEO in the near future. In addition, during the first quarter of fiscal 2013, the Company appointed Scott Crawley to the role of President, Global Operations and he is now responsible for the management of ModusLink’s worldwide operations. Crawley joined ModusLink in August 2011 as President, Integrated Services and is among the half of ModusLink’s executive leadership team that has joined the Company since the beginning of fiscal 2011.

Status of Strategic Alternative Review Process

As previously announced, the Company’s Board of Directors has been exploring strategic alternatives. As part of the review process, the Company and its financial advisors engaged in detailed reviews and discussions with both potential financial and strategic partners. The Board has now completed this process and concluded that the best opportunity to enhance the value of its operating business is the continued execution of the Company’s business plan, including the turnaround actions discussed above, and it is not currently pursuing the sale of its operations. The Board believes that the Company possesses a strong platform for growth and world class capabilities that are not appropriately valued in the market today.

In the course of the strategic alternatives review, the Company was presented with proposals by parties attracted to the Company due to its non-operating assets, in particular its tax attributes. The Board intends to continue to review such opportunities and to explore ways to accelerate the realization of the value of the Company’s federal net operating loss carryforwards, which had a balance of $2.0 billion at July 31, 2012.

Financial Summary – First Quarter Fiscal 2013

•	Net revenue of $200.7 million, compared to $205.9 million in the first quarter of fiscal 2012

•	Gross margin as a percentage of revenue of 9.3%, compared to 12.4% in the first quarter of fiscal 2012

•

SG&A expenses of $25.0 million, compared to $22.2 million in the same quarter of fiscal 2012. Included in SG&A for the first quarter of fiscal 2013 were expenses of $4.1 million related primarily to the restatement process and other corporate actions.

•	Operating loss of $8.1 million, compared to operating income of $2.2 million in the first quarter of fiscal 2012.

•	Net loss of $10.7 million, or $(0.24) per share, compared to net income of $1.1 million, or $0.03 per share, in the first quarter of fiscal 2012

•	Non-GAAP operating loss of $2.2 million, compared to income of $7.9 million in the first quarter of fiscal 2012

“As we entered fiscal 2013, we continued to face industry and client-specific challenges particularly from those programs related to notebook computers and microprocessors,” said Steven G. Crane, chief financial officer, ModusLink Global Solutions. “We are encouraged, however, by the growth in revenue from new programs, which more than doubled in the fiscal first quarter compared to the same period of last year, and we expect to achieve growth in revenue from new programs for fiscal 2013. Moving forward, we remain focused on executing on our stated plans to improve operational and financial performance.”

Consolidated Financial Results – First Quarter Fiscal 2013

ModusLink reported net revenue of $200.7 million for the first quarter of fiscal 2013, a decrease of 2.6% compared to net revenue of $205.9 million reported in the first quarter of fiscal 2012. The decline was primarily due to lower unit volumes from significant client programs related to notebook computers and microprocessors, which impacted financial results in each of the Company’s geographical segments.

Revenue generated from new programs for the first quarter of fiscal 2013 was $39.0 million, an increase of 169.0% compared to the first quarter of fiscal 2012 (1). The increase in revenue from new programs was primarily driven by a previously disclosed large new client program in the consumer products market, which drove total revenue growth in Europe, and a new program for a consumer electronics company.

Gross profit for the first quarter of fiscal 2013 was $18.7 million, or 9.3% of revenue, compared to $25.5 million, or 12.4% of revenue, in the first quarter of fiscal 2012. The decline was primarily driven by unfavorable revenue mix.

Operating loss for the first quarter of fiscal 2013 was $8.1 million, compared to operating income of $2.2 million in the first quarter of fiscal 2012. The operating loss was due to lower gross margin and higher selling general and administrative costs, and restructuring expenses, compared to the same period in fiscal 2012.

Included in the Company’s operating results for the first quarter of fiscal 2013 were selling, general and administrative expenses (SG&A) of $25.0 million, compared to $22.2 million in the same quarter of fiscal 2012. Included in SG&A for the first quarter of fiscal 2013 were expenses of $4.1 million related primarily to the restatement process and other corporate actions.

Restructuring charges for the first quarter of fiscal 2013 were $1.5 million related to reductions in the Company’s indirect labor workforce, compared to $0.8 million in the first quarter of the previous year related to employee severance costs and actions to restructure facilities.

Other income (expense) was an expense of $1.7 million in the first quarter of fiscal 2013, compared to income of $0.8 million in the first quarter of fiscal 2012. The $2.5 million change was primarily the result of foreign exchange transaction losses recognized in the first quarter of fiscal 2013, compared to foreign exchange transaction gains in the first quarter of fiscal 2012.

Net income (loss) for the first quarter of fiscal 2013 was a loss of $10.7 million, or $(0.24) per share, compared to net income of $1.1 million, or $0.03 per share, for the same period in fiscal 2012.

Excluding net charges related to depreciation, amortization of intangible assets, share-based compensation and restructuring, the Company reported non-GAAP operating loss of $2.2 million for the first quarter of fiscal 2013, compared to income of $7.9 million for the same period in fiscal 2012.

As of October 31, 2012, the Company had working capital of $105.5 million, which included cash, cash equivalents and marketable securities totaling $58.4 million. The Company concluded the quarter with no outstanding bank debt.

For the first quarter of fiscal 2013, cash flow from operating activities was $8.8 million and additions to property and equipment were $2.1 million, resulting in free cash flow from operations of $6.6 million, an improvement compared to $3.5 million in the same period in 2012.

Outlook

The Company’s outlook takes into account the macroeconomic environment and the challenges that certain of its clients tied to the market for personal computers are experiencing. Based on these factors, the Company expects revenue for the second quarter of fiscal 2013 to be in line with, or modestly higher than, revenue of $178 million reported in the second quarter of fiscal 2012.

In the second quarter of fiscal 2013, the Company expects to report a lower cash position compared to the first quarter of fiscal 2013 due to expenses primarily related to the restatement process and its restructuring actions, and begin to increase its cash position in the second half of the fiscal year.

Financial Summary – Fourth Quarter Fiscal 2012

•	Net revenue of $177.1 million, compared to $198.7 million in the fourth quarter of fiscal 2011

•	Gross margin, as a percentage of revenue, of 4.3%, compared to 8.9% in the fourth quarter of fiscal 2011. Inventory write-downs negatively impacted gross margin by 400 basis points or 4.0% of revenue.

•	Operating loss of $23.4 million, compared to operating loss of $4.4 million in the fourth quarter of fiscal 2011

•	Non-GAAP operating loss of $17.5 million, compared to non-GAAP operating income of $1.5 million in the fourth quarter of fiscal 2011

“Revenue in the fourth fiscal quarter was primarily affected by lower unit volumes, including those from a significant client with programs related to notebook computers, and the previously disclosed discontinuation of certain client programs,” said Crane. “During fiscal 2012, our cash position was primarily impacted by operating losses, which include expenses related to restructuring, the restatement and other corporate actions, as well as significant working capital needs for two new client programs. We expect to reverse these trends by reducing operating expenses and working capital needs,” concluded Crane.

Consolidated Financial Results – Fourth Quarter Fiscal 2012

ModusLink reported net revenue of $177.1 million for the fourth quarter of fiscal 2012, a decrease of 10.9% compared to net revenue of $198.7 million reported in the fourth quarter of fiscal 2011. The decline was primarily due to lower unit volumes including those from a significant client with programs related to notebook computers as well as lower volumes from certain discontinued client programs.

Revenue generated from new programs for the fourth quarter of fiscal 2012 was $22.8 million, an increase of 47.5% compared to $15.4 million in the fourth quarter of fiscal 2011(1). Driving the increase was a large new client supply chain program in Europe and a significant new client program for aftermarket services, both of which commenced in the third quarter of fiscal 2012.

Gross profit for the fourth quarter of fiscal 2012 was $7.6 million, or 4.3% of revenue, compared to $17.6 million, or 8.9% of revenue, in the fourth quarter of fiscal 2011. Negatively impacting gross margin was unfavorable revenue mix as well as a $3.4 million write-down of inventory in the Company’s Tech for Less operations, and $3.6 million inventory write-off related to a canceled client program. Combined, the inventory adjustments negatively impacted gross margin by 400 basis points or 4.0% of revenue.

SG&A expenses for the fourth quarter of fiscal 2012 were $29.1 million, compared to $21.4 million in the same quarter of fiscal 2011. The increase was primarily due to $2.1 million of higher costs related to severance expenses, $4.6 million of expenses related to the restatement process, review of strategic alternatives and other activities, and a $0.6 million increase related to investments in sales and marketing.

Restructuring expenses for the fourth quarter of 2012 were $1.6 million related to cost reduction actions, compared with a credit of $0.4 million in the fourth quarter of fiscal 2011 related to a recovery of costs associated with a facility that had been restructured in a previous year.

Operating loss for the fourth quarter of fiscal 2012 was $23.4 million, compared to operating loss of $4.4 million in the fourth quarter of fiscal 2011.

Other income was $5.2 million in the fourth quarter of fiscal 2012 compared to an expense of $2.9 million in the fourth quarter of fiscal 2011. Included in other income for the fourth quarter of fiscal 2012 was foreign exchange transaction gains of $1.4 million and $4.3 million of gains from the derecognition of accrued pricing liabilities. Other expense for the fourth quarter of fiscal 2011 was comprised primarily of losses associated with the Company’s @Ventures portfolio.

Net loss for the fourth quarter of fiscal 2012 was $20.2 million, or $(0.46) per share, compared to net loss of $4.5 million, or $(0.10) per share, for the same period in fiscal 2011.

Excluding net charges related to depreciation, amortization of intangible assets, share-based compensation, restructuring and impairment of goodwill, the Company reported non-GAAP operating loss of $17.5 million for the fourth quarter of fiscal 2012, compared to non-GAAP operating income of $1.5 million for the same period in fiscal 2011.

As of July 31, 2012, the Company had working capital of $113.5 million, compared to $152.4 million at July 31, 2011. Included in working capital as of July 31, 2012 were cash, cash equivalents and marketable securities totaling $52.4 million compared to $111.2 million at July 31, 2011. The reduction in cash was primarily due to operating losses and significant working capital needs for two new client programs. The Company concluded the quarter with no outstanding bank debt.

Financial Summary – Third Quarter Fiscal 2012

•	Net revenue of $178.6 million, compared to $206.6 million in the third quarter of fiscal 2011

•	Gross margin, as a percentage of revenue, of 8.6%, compared to 9.5% in the third quarter of fiscal 2011

•	Operating loss of $11.0 million, compared to operating loss of $2.2 million in the third quarter of fiscal 2011

•	Non-GAAP operating loss of $4.2 million, compared to non-GAAP operating income of $3.7 million in the third quarter of fiscal 2011

Consolidated Financial Results – Third Quarter Fiscal 2012

ModusLink reported net revenue of $178.6 million for the third quarter of fiscal 2012, a decrease of 13.6%, compared to net revenue of $206.6 million reported in the third quarter of fiscal 2011. The decline in revenue was primarily due to client-specific conditions previously disclosed by the Company as well as the economic environment, especially in Europe.

Revenue from new programs in the third quarter of fiscal 2012 was $21.1 million, compared to $20.9 million in the same period in fiscal 2011.(1)

Gross profit for the third quarter of fiscal 2012 was $15.4 million, or 8.6% of revenue, compared to $19.7 million, or 9.5% of revenue, in the third quarter of fiscal 2011. The decrease in gross margin as a percentage of revenue was primarily due to lower revenue.

Included in the Company’s operating results for the third quarter of fiscal 2012 were SG&A expenses of $23.5 million, compared to $20.8 million in the same quarter of fiscal 2011. The increase in SG&A was primarily due to professional fees related to the Company’s evaluation of strategic alternatives, the previously disclosed SEC inquiry, planned investments in sales and marketing, and other expenses.

ModusLink reported impairment of long-lived assets of $2.1 million for the third quarter of fiscal 2012. These non-cash charges primarily relate to a solution center in Europe that had experienced lower volumes from client programs managed in that facility, and its Tech for Less operations. Restructuring expenses for the third quarter of fiscal 2012 were $0.5 million related to the Company’s cost reduction initiatives.

Operating loss for the third quarter of fiscal 2012 was $11.0 million, compared to operating loss of $2.2 million in the third quarter of fiscal 2011.

Other income for the third quarter of fiscal 2012 was $3.7 million, compared to $5.1 million in the third quarter of fiscal 2011. Other income for the third quarter of fiscal 2012 included a $2.8 million impairment charge associated with the Company’s @Ventures portfolio, which was offset by a gain of $7.5 million as a result of the derecognition of accrued pricing liabilities. Other income for the third quarter of fiscal 2011 included foreign exchange transaction losses of $1.5 million, offset by a gain of $7.2 million as a result of the derecognition of accrued pricing liabilities.

Net loss for the third quarter of fiscal 2012 was $6.1 million, or $(0.14) per share, compared to net income of $1.5 million, or $0.03 per share, for the same period in fiscal 2011.

Excluding net charges related to depreciation, amortization of intangible assets, impairment of goodwill and intangible assets, share-based compensation, and restructuring, the Company reported a non-GAAP operating loss of $4.2 million for the third quarter of fiscal 2012, compared to non-GAAP operating income of $3.7 million for the same period in fiscal 2011.

Conference Call Information

ModusLink Global Solutions, Inc. will hold a conference call to discuss today’s announcement at 5:00 p.m. ET on January 14, 2013. To access the conference call, please dial (877) 212-4894 from the United States or (312) 429-0467 for international access.

A live webcast of the call will be available on the Investor Relations section of the Company’s web site, www.ir.moduslink.com. To listen to the live call, go to the web site at least 15 minutes prior to the start time to download and install the necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available from January 14, 2013 at 7:00 p.m. until January 21, 2013 at 5:00 p.m. The replay can be accessed by dialing (800) 633-8284 or (402) 977-9140, using access code 21645682.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions Inc. (NASDAQ: MLNK) executes comprehensive supply chain and logistics services that improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software, luxury goods and retail. The Company’s operating infrastructure annually supports more than $80 billion of its clients’ revenue and manages approximately 470 million product shipments through more than 30 sites in 15 countries across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

(1)	New programs defined as client programs that have been executed for fewer than 12 months. Base business defined as client programs that have been executed for 12 months or more.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expectation that the Company’s controls have been strengthened; the expected actions to appoint new leadership, reducing cost and improving the balance sheet; the expectation that the business plan will yield improved results and sustained shareholder value; the expectation of growth in revenue from new programs in fiscal 2013; the expectation as to revenue results in the second quarter of fiscal 2013; the expectation as to cash use in the second quarter of fiscal 2013 and begin to increase cash position in the second half of fiscal 2013; and the expectation that the cash trends will be reversed and the Company will be successful in efforts to reduce inventory requirements, operating costs and other expenses. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy, including its cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; uncertainties and volatility relating to global economic conditions, especially in the technology sector; unanticipated declines in, or failure to achieve the anticipated levels of, the demand for our clients’ products; potential strains on managerial and operational resources resulting from expanded operations; failure to realize expected benefits of restructuring and cost-cutting actions; inability to expand operations in accordance with the Company’s business strategy; insufficient cash balances that could prevent the Company from meeting business or investment goals; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; customer losses; demand variability in supply chain management clients, to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; risks inherent with conducting international operations; changes in tax rates in jurisdictions where profits are determined to be earned and taxed; changes in estimates of tax credits, benefits and deductions; unfavorable resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; adverse conditions in the mergers and acquisitions or IPO markets, which could prevent liquidity for securities in the Company’s venture capital portfolio; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us except as otherwise required under federal securities laws.

Contact:

Robert Joyce

ModusLink Investor Relations

781-663-5120

ir@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended April 30			Nine months ended April 30
	2012	2011	Fav (Unfav)	2012	2011	Fav (Unfav)
		(restated)			(restated)
Net revenue	$178,565	$206,579	(13.6%)	$562,797	$675,061	(16.6%)
Cost of revenue	163,146	186,912	12.7%	506,101	611,706	17.3%

Gross margin	15,419	19,667	(21.6%)	56,696	63,355	(10.5%)

	8.6%	9.5%	(0.9%)	10.1%	9.4%	0.7%
Operating expenses:
Selling, general and administrative	23,515	20,788	(13.1%)	70,320	63,797	(10.2%)
Amortization of intangible assets	331	1,062	68.8%	995	4,420	77.5%
Impairment of goodwill & intangible assets	2,062	—	100.0%	2,062	27,166	92.4%
Restructuring, net	495	—	100.0%	5,847	1,201	(386.8%)

Total operating expenses	26,403	21,850	(20.8%)	79,224	96,584	18.0%

Operating income (loss)	(10,984)	(2,183)	(403.2%)	(22,528)	(33,229)	32.2%

Other income (expense)	3,744	5,083	(26.3%)	5,137	7,227	(28.9%)

Income (loss) from continuing operations before taxes	(7,240)	2,900	(349.7%)	(17,391)	(26,002)	33.1%
Income tax expense (benefit)	(1,202)	1,331	190.3%	1,050	3,772	72.2%

Income (loss) from continuing operations	(6,038)	1,569	(484.8%)	(18,441)	(29,774)	38.1%

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(98)	(91)	(7.7%)	572	(239)	339.3%

Net Income (loss)	$(6,136)	$1,478	(515.2%)	$(17,869)	$(30,013)	40.5%

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.14)	$0.03	(559.1%)	$(0.42)	$(0.68)	37.7%

Income (loss) from discontinued operations	(0.00)	(0.00)	0.0%	0.01	(0.01)	337.9%

Net income (loss)	$(0.14)	$0.03	(559.1%)	$(0.41)	$(0.69)	40.8%

Shares used in computing basic earnings (loss) per share	43,844	43,303		43,546	43,289

Shares used in computing diluted earnings (loss) per share	43,844	43,502		43,546	43,289

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended July 31			12 months ended July 31
	2012	2011	Fav (Unfav)	2012	2011	Fav (Unfav)
		(restated)			(restated)
Net revenue	$177,094	$198,688	(10.9%)	$739,891	$873,748	(15.3%)
Cost of revenue	169,477	181,103	6.4%	675,579	792,809	14.8%

Gross margin	7,617	17,585	(56.7%)	64,312	80,939	(20.5%)

	4.3%	8.9%	(4.5%)	8.7%	9.3%	(0.6%)
Operating expenses:
Selling, general and administrative	29,090	21,390	(36.0%)	99,409	85,187	(16.7%)
Amortization of intangible assets	284	1,037	72.6%	1,279	5,457	76.6%
Impairment of goodwill & intangible assets	—	—	0.0%	2,062	27,166	92.4%
Restructuring, net	1,608	(406)	(496.1%)	7,455	795	(837.7%)

Total operating expenses	30,982	22,021	(40.7%)	110,205	118,605	7.1%

Operating income (loss)	(23,365)	(4,436)	(426.7%)	(45,893)	(37,666)	(21.8%)

Other income (expense)	5,191	(2,878)	280.4%	10,329	4,350	137.4%

Income (loss) from continuing operations before taxes	(18,174)	(7,314)	(148.5%)	(35,564)	(33,316)	(6.7%)
Income tax expense (benefit)	1,985	(2,954)	(167.2%)	3,035	819	(270.6%)

Income (loss) from continuing operations	(20,159)	(4,360)	(362.4%)	(38,599)	(34,135)	(13.1%)

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(81)	(91)	11.0%	491	(330)	248.8%

Net Income (loss)	$(20,240)	$(4,451)	(354.7%)	$(38,108)	$(34,465)	(10.6%)

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.46)	$(0.10)	(357.1%)	$(0.88)	$(0.79)	(11.1%)

Income (loss) from discontinued operations	(0.00)	(0.00)	0.0%	0.01	(0.01)	247.9%

Net income (loss)	$(0.46)	$(0.10)	(357.1%)	$(0.87)	$(0.80)	(9.9%)

Shares used in computing basic earnings (loss) per share	43,811	43,317		43,565	43,294

Shares used in computing diluted earnings (loss) per share	43,811	43,317		43,565	43,294

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended October 31
	2012	2011	Fav (Unfav)
		(restated)
Net revenue	$200,656	$205,908	(2.6%)
Cost of revenue	181,973	180,437	(0.9%)

Gross margin	18,683	25,471	(26.6%)

	9.3%	12.4%	(3.1%)
Operating expenses:
Selling, general and administrative	25,024	22,198	(12.7%)
Amortization of intangible assets	285	332	14.2%
Impairment of goodwill & intangible assets	—	—	0.0%
Restructuring, net	1,479	755	(95.9%)

Total operating expenses	26,788	23,285	(15.0%)

Operating income (loss)	(8,105)	2,186	(470.8%)

Other income (expense)	(1,650)	830	(298.8%)

Income (loss) from continuing operations before taxes	(9,755)	3,016	(423.4%)
Income tax expense (benefit)	909	1,871	51.4%

Income (loss) from continuing operations	(10,664)	1,145	(1031.4%)

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	4	—	100.0%

Net Income (loss)	$(10,660)	$1,145	(1031.0%)

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.24)	$0.03	(1025.5%)
Income (loss) from discontinued operations	0	—	0.0%

Net income (loss)	$(0.24)	$0.03	(1025.5%)

Shares used in computing basic earnings (loss) per share	43,589	43,315

Shares used in computing diluted earnings (loss) per share	43,589	43,318

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 30		July 31		October 31
	2012	2011	2012	2011	2012	2011
		(restated)		(restated)		(restated)
Assets:
Cash and cash equivalents	$78,450	$119,120	$52,369	$111,225	$58,355	$111,526
Available-for-sale securities	132	130	131	131	130	133
Trade accounts receivable, net	163,824	135,622	148,931	146,411	164,707	187,952
Inventories, net	93,653	83,263	83,990	76,883	89,793	94,909
Prepaid and other current assets	9,250	13,803	10,466	10,876	10,323	10,120

Total current assets	345,309	351,938	295,887	345,526	323,308	404,640

Property and equipment, net	42,648	50,052	40,772	47,403	39,951	44,807
Investments in affiliates	10,796	13,276	10,803	12,016	11,080	12,642
Goodwill	3,058	3,058	3,058	3,058	3,058	3,058
Intangible assets, net	3,182	5,736	2,897	4,699	2,612	4,360
Other assets	10,081	10,402	5,465	9,545	6,686	9,510

	$415,074	434,462	358,882	$422,247	$386,695	$479,017

Liabilities:
Current portion of capital lease obligations	$79	$89	$73	$94	$93	$88
Accounts payable	135,775	111,000	110,520	114,588	141,630	164,196
Current portion of accrued restructuring	1,721	1,618	1,724	1,456	1,751	1,909
Accrued income taxes	—	—	—	180	335	1,260
Accrued expenses	40,037	40,572	41,753	36,384	46,074	42,407
Other current liabilities	31,735	39,228	26,778	38,624	26,542	39,765
Current liabilities of discontinued operations	1,485	1,686	1,528	1,817	1,393	1,817

Total current liabilities	210,832	194,193	182,376	193,143	217,818	251,442

Long-term portion of accrued restructuring	98	299	—	8	—	36
Long-term portion of capital leases obligations	87	80	69	86	72	90
Other long-term liabilities	11,107	16,894	11,012	12,585	10,627	12,326
Non-current liabilities of discontinued operations	673	2,241	293	1,883	101	1,623

	11,965	19,514	11,374	14,562	10,800	14,075
Stockholders’ equity	192,277	220,755	165,132	214,542	158,077	213,500

	$415,074	$434,462	$358,882	$422,247	$386,695	$479,017

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended April 30		Nine months ended April 30
	2012	2011	2012	2011
		(restated)		(restated)
Net revenue:
Americas	$58,825	$70,652	$187,835	$227,438
Asia	56,642	56,934	168,506	176,722
Europe	50,706	63,444	159,020	218,008
TFL	5,012	6,415	21,979	23,943
All other	7,380	9,134	25,457	28,950

	$178,565	$206,579	$562,797	$675,061

Operating income (loss):
Americas	$(3,112)	$(3,318)	$(6,260)	$(25,029)
Asia	4,671	6,741	18,216	19,272
Europe	(4,222)	(2,425)	(12,983)	(2,565)
TFL	(3,114)	(275)	(5,720)	(14,847)
All other	(498)	483	378	1,476

	(6,275)	1,206	(6,369)	(21,693)
Other reconciling items	(4,709)	(3,389)	(16,159)	(11,536)

	$(10,984)	$(2,183)	$(22,528)	$(33,229)

Non-GAAP operating income (loss):
Americas	$(2,004)	$(1,673)	$(1,907)	$(2,802)
Asia	5,785	8,363	22,355	24,800
Europe	(1,966)	(825)	(4,412)	2,201
TFL	(1,560)	(197)	(3,862)	(2,814)
All other	27	956	1,850	2,934

	282	6,624	14,024	24,319
Other reconciling items	(4,452)	(2,883)	(14,543)	(9,783)

	$(4,170)	$3,741	$(519)	$14,536

Note: The Company defines non-GAAP operating income (loss) as total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets, impairment of goodwill and long-lived assets, share-based compensation, and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME (LOSS) TO GAAP OPERATING INCOME AND NET INCOME (LOSS)

NON-GAAP Operating income (loss)	$(4,170)	$3,741	$(519)	$14,536

Adjustments:
Depreciation	(3,398)	(4,140)	(10,698)	(12,359)
Amortization of intangible assets	(331)	(1,062)	(995)	(4,420)
Impairment of goodwill & intangible assets	(2,062)	—	(2,062)	(27,166)
Stock-based compensation	(528)	(722)	(2,407)	(2,619)
Restructuring, net	(495)	—	(5,847)	(1,201)

GAAP Operating income (loss)	(10,984)	(2,183)	(22,528)	(33,229)

Other income (expense), net	3,744	5,083	5,137	7,227
Income tax benefit (expense)	1,202	(1,331)	(1,050)	(3,772)
Income (loss) from discontinued operations	(98)	(91)	572	(239)

Net income (loss)	$(6,136)	$1,478	$(17,869)	$(30,013)

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended July 31		12 months ended July 31
	2012	2011	2012	2011
		(restated)		(restated)
Net revenue:
Americas	$62,105	$68,926	$249,940	$296,362
Asia	50,374	57,003	218,880	233,724
Europe	52,299	57,056	211,319	275,065
TFL	3,965	5,528	25,944	29,471
All other	8,351	10,175	33,808	39,126

	$177,094	$198,688	$739,891	$873,748

Operating income (loss):
Americas	$(7,848)	$(4,808)	$(14,108)	$(29,984)
Asia	3,234	9,879	21,450	29,168
Europe	(2,735)	(3,606)	(15,718)	(6,181)
TFL	(5,312)	(1,292)	(11,032)	(16,139)
All other	256	272	634	1,889

	(12,405)	445	(18,774)	(21,247)
Other reconciling items	(10,960)	(4,881)	(27,119)	(16,419)

	$(23,365)	$(4,436)	$(45,893)	$(37,666)

Non-GAAP operating income (loss):
Americas	$(5,768)	$(3,113)	$(7,675)	$(6,029)
Asia	4,456	11,342	26,811	36,155
Europe	(1,649)	(1,997)	(6,061)	198
TFL	(4,919)	(1,212)	(8,781)	(4,026)
All other	1,091	769	2,941	3,811

	(6,789)	5,789	7,235	30,109
Other reconciling items	(10,742)	(4,259)	(25,285)	(14,043)

	$(17,531)	$1,530	$(18,050)	$16,066

Note: The Company defines non-GAAP operating income (loss) as total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets, impairment of goodwill and long-lived assets, share-based compensation, and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME (LOSS) TO GAAP OPERATING INCOME AND NET INCOME (LOSS)

NON-GAAP Operating income (loss)	$(17,531)	$1,530	$(18,050)	$16,066

Adjustments:
Depreciation	(3,360)	(4,474)	(14,057)	(16,833)
Amortization of intangible assets	(284)	(1,037)	(1,279)	(5,457)
Impairment of goodwill & intangible assets	—	—	(2,062)	(27,166)
Stock-based compensation	(582)	(861)	(2,990)	(3,481)
Restructuring, net	(1,608)	406	(7,455)	(795)

GAAP Operating income (loss)	(23,365)	(4,436)	(45,893)	(37,666)

Other income (expense), net	5,191	(2,878)	10,329	4,350
Income tax benefit (expense)	(1,985)	2,954	(3,035)	(819)
Income (loss) from discontinued operations	(81)	(91)	491	(330)

Net income (loss)	$(20,240)	$(4,451)	$(38,108)	$(34,465)

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended October 31
	2012	2011
		(restated)
Net revenue:
Americas	$63,909	$69,511
Asia	56,375	60,739
Europe	68,930	57,605
TFL	3,605	8,079
All other	7,837	9,974

	$200,656	$205,908

Operating income (loss):
Americas	$(2,036)	$(120)
Asia	7,174	9,292
Europe	(3,829)	(1,688)
TFL	(832)	(1,395)
All other	405	856

	882	6,945
Other reconciling items	(8,987)	(4,759)

	$(8,105)	$2,186

Non-GAAP operating income (loss):
Americas	$(604)	$1,326
Asia	9,026	10,965
Europe	(1,999)	(296)
TFL	(816)	(1,315)
All other	848	1,343

	6,455	12,023
Other reconciling items	(8,685)	(4,120)

	$(2,230)	$7,903

Note: The Company defines non-GAAP operating income (loss) as total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets, impairment of goodwill and long-lived assets, share-based compensation, and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME (LOSS) TO GAAP OPERATING INCOME AND NET INCOME (LOSS):

NON-GAAP Operating income (loss)	$(2,230)	$7,903
Adjustments:
Depreciation	(3,618)	(3,748)
Amortization of intangible assets	(285)	(332)
Impairment of goodwill & intangible assets	—	—
Stock-based compensation	(493)	(882)
Restructuring, net	(1,479)	(755)

GAAP operating income (loss)	(8,105)	2,186

Other income (expense), net	(1,650)	830
Income tax expense (benefit)	(909)	(1,871)
Income (loss) from discontinued operations	4	—

Net income (loss)	$(10,660)	$1,145

Reconciliations for non-GAAP measure:

	Three months ended October 31
	2012	2011
		(restated)
Net cash provided by operating activities of continuing operations	8,780	5,234
Additions to property and equipment	(2,134)	(1,750)

Free cash flow from operations	6,646	3,484

Exhibit 2

MODUSLINK NAMES JOHN J. BOUCHER AS NEW PRESIDENT AND CEO

Brings deep supply chain management experience and strong leadership and operations expertise

WALTHAM, Mass., – January 14, 2013 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today announced that John J. Boucher, 53, will become its President and Chief Executive Officer. Boucher, who brings more than 30 years of supply chain management experience to his new role, is expected to join the Company on January 28, 2013.

“After a thorough search, we are confident that we have selected the right individual to assume the leadership role at ModusLink,” said Francis J. Jules, chairman of the board of directors. “John has extensive experience in all facets of supply chain management especially in operations. He also has deep knowledge of our core technology end-markets, and the proven ability to drive revenue growth and improvement in profitability. The Board looks forward to working with John to improve financial results and increase shareholder value.”

“I am pleased to join ModusLink, one of the market’s leading outsourced supply chain and logistics providers”, said Mr. Boucher. “ModusLink has an exceptional client base and has earned an outstanding reputation for client service. I look forward to working with the Board and employees to build on the Company’s many strengths, enhance operations, improve financial results and drive value for shareholders.”

Boucher joins ModusLink from Symbotic LLC, a global provider of integrated supply network automation solutions for warehouses and distribution centers, where he served as Chief Commercial Officer & Chief Operating Officer. Prior to this role from 2004 to 2010, Boucher served in executive and leadership positions at Celestica Inc., a major provider of supply chain services to companies in the communications, consumer, computing, and industrial, aerospace and defense, healthcare, green technology, and

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semiconductor capital equipment globally. While at Celestica, he held the positions of Executive Vice President of Global Services, Sales & Supply Chain Solutions; Executive Vice President, Supply Chain & Chief Procurement Officer; and President & Senior Vice President, Americas Operations where he had direct accountability for approximately $3 billion of revenue. Boucher was a member of the founding team at Manufacturers Services Limited prior to its acquisition by Celestica in 2004, and held senior management positions such as Group Vice President of Electronics Manufacturing Services Business Unit and Corporate Vice President, Global Supply Chain Management. Boucher began his career, and worked for more than 17 years, with Digital Equipment Corporation where he held a number of senior management positions, including managing supply chain strategies for the Company’s personal computer division. Boucher currently serves on the Consumer & Electronics Advisory Board of Nypro, a leading global solutions provider in the field of manufactured precision plastic products.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions Inc. (NASDAQ: MLNK) executes comprehensive supply chain and logistics services that improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software, luxury goods and retail. The Company’s operating infrastructure annually supports more than $80 billion of its clients’ revenue and manages approximately 470 million product shipments through more than 30 sites in 15 countries across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expectation and prospects for improvement in operations, financial results and increase in shareholder value. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy, including the announced investment and costs savings plan and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently

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sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; the Company’s pipeline of sales opportunities represents potential sales transactions and estimated annual revenue therefrom and there can be no assurance that such sales efforts will be successful or that the potential revenue will be realized; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

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